Exhibit 99.1
CVR Partners Announces Appointment
Of Stanley A. Riemann to Board of Its General Partner
SUGAR LAND, Texas (July 20, 2011) — CVR Partners, LP (NYSE: UAN), a master limited partnership and manufacturer of ammonia and urea ammonium nitrate (UAN) solution fertilizer products, announced today that Stanley A. Riemann has been appointed to the board of directors of the partnership’s general partner, CVR GP, LLC, effective July 14, 2011. He will receive no compensation in this position.
Riemann has served as chief operating officer of CVR GP since October 2007. He also has served as chief operating officer of CVR Energy, Inc. (NYSE: CVI) since September 2006, and since February 2004 he has served as chief operating officer of Coffeyville Resources, LLC, an indirect wholly-owned subsidiary of CVR Energy and the sole member of CVR GP, LLC, the general partner of CVR Partners, LP.
For 30 years prior, Riemann held various positions with the crop production and petroleum energy division of Farmland Industries Inc. His last position at that company was as executive vice president of Farmland and president of Farmland’s energy and crop nutrient division, responsible for managing the petroleum refining and domestic nitrogen fertilizer operations of the company.
He also managed Farmland’s interests in SF Phosphates in Rock Springs, Wyo., and Hydro, LP, a phosphate production operation in Florida, and all the company’s transportation assets and services.
Riemann also has served on the boards of a number of industry organizations and currently sits on the board of The Fertilizer Institute.
Concurrent with the appointment of Riemann, George E. Matelich resigned from the board of CVR GP. Matelich continues to serve on the Board of CVR Energy, Inc.
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About CVR Partners, LP
Located in Coffeyville, Kansas, CVR Partners, LP is a Delaware limited partnership focused primarily on the manufacture of nitrogen fertilizers. The CVR Partners nitrogen fertilizer manufacturing facility is the only operation in North America that uses a petroleum coke gasification process to produce nitrogen fertilizer and includes a 1,225 ton-per-day ammonia unit, a 2,025 ton-per-day urea ammonium nitrate unit, and a dual-train gasifier complex having a capacity of 84 million standard cubic feet per day of hydrogen.
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